UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PACWEST BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

This Amendment No. 1 to Schedule 14A (this “Amendment”) amends, and should be read in conjunction with, the Proxy Statement of PacWest Bancorp (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”) on March 25, 2016 (the “Original Filing”) in connection with the solicitation of proxies by the Company for the 2016 Annual Meeting of Stockholders to be held at the Jonathan Club, 850 Palisades Beach Road, Santa Monica, California 90403, on May 16, 2016 at 10:30 a.m., Pacific Time (the “Annual Meeting”). Except as specifically amended or supplemented by the information contained in this Amendment, all information in the Original Filing remains accurate and should be considered in voting your shares.  Capitalized terms used but not defined herein have the meanings ascribed thereto in the Original Filing.

Amendment to Proposal 2: This Amendment is being filed with the SEC by the Company to remove the proposed 10 year extension of the Plan.  Specifically, Proposal 2 under the Original Filing includes, among other changes to the Plan, a provision that would have extended the effective period of the Plan to 10 years following stockholder approval at the Annual Meeting.  By removing this provision, the Plan will expire on May 31, 2019 (which was the expiration date of the Plan under its current terms).  Note, this does not impact the expiration date of the shares available for grant in connection with the CapitalSource Inc. merger, because those shares were not being extended pursuant to the Plan.  Accordingly, (1) all references to the extension of the Plan are hereby deleted in their entirety and (2) specifically the third sentence of Section 16 of the Plan attached as Appendix A to the Original Filing (page A-15 of the Original Filing) is deleted in its entirety and replaced with the following: “Unless sooner terminated by the Administrator, the Plan shall continue until May 31, 2019, provided that the additional Shares reserved in connection with the CapitalSource Inc. merger shall remain available for grant until April 20, 2020.”

Correction to Potential Payments on Termination and Change in Control Table: In addition, this Amendment corrects inadvertent errors in the Original Filing with respect to termination benefits payable to the Company’s NEOs as set forth in the section titled “Potential Payments on Termination and Change in Control.”  Specifically, the table titled “2015 NEO Change in Control Table” and related footnote excluded the amount of Section 280G excise tax gross-up payments that would have been payable to Matthew P. Wagner and Victor R. Santoro if such persons had been terminated as of December 31, 2015 related to the CapitalSource Inc. merger change in control pursuant to the Severance Pay Plan.  The Severance Pay Plan is a “double trigger” program, meaning payments are made only if the employee suffers a covered termination of employment within two years following the change in control. Although Mr. Wagner and Mr. Santoro were entitled to such payments as of December 31, 2015 if their employment had been terminated on such date under a covered termination, (1) the two year period following the CapitalSource Inc. merger expired on April 7, 2016 and (2) as of April 7, 2016, no participants in the Severance Pay Plan are entitled to such tax gross-up amounts in respect of a covered termination following a change of control as the Board of Directors of the Company amended the Company’s Severance Pay Plan in December 2014 to prohibit excise tax gross-up payments related to any change in control occurring after the December 2014 amendment of the Severance Pay Plan.  Specifically, in the table titled “2015 NEO Change in Control Table”, the row for “Termination without Cause or for Good Reason after Change in Control” should have reflected excise tax gross-ups for Mr. Wagner and Mr. Santoro of $10,187,570 and $4,315,912, respectively. With the inclusion of these amounts, “Total Termination Benefits” in the same table and elsewhere in the Original Filing for Mr. Wagner should have been $20,875,852 and for Mr. Santoro should have been $8,107,004, respectively.  Accordingly, any reference to no excise taxes being payable for Messrs. Wagner and Santoro related to the “2015 NEO Change in Control Table” should reference the amounts disclosed in this Amendment.